Exhibit 21.1
LIST OF SUBSIDIARIES
The following are subsidiaries of Altisource Portfolio Solutions S.A. as of December 31, 2010 and the jurisdictions in which they are organized.

Jurisdiction of
Incorporation
Name	or Organization

Altisource Solutions S.à.r.l.	Luxembourg
Altisource Asia Holdings, Ltd.	Mauritius
Altisource Business Solutions Private Limited	India
Altisource Portfolio Solutions, Inc.	Delaware
Nationwide Credit, Inc.	Georgia
Altisource Solutions, Inc.	Delaware
Altisource US Data, Inc.	Delaware
Altisource Fulfillment Operations, LLC	Florida
Premium Title Services, Inc.	Florida
Premium Title of California, Inc	California
Premium Title Agency, Inc	Delaware
Real Home Services and Solutions, Inc.	Florida
Altisource Valuation Advisors, Inc	Delaware
Western Progressive Trustee, LLC	Delaware
Portfolio Management Outsourcing Solutions, LLC	Delaware
Altisource Outsourcing Solutions S.R.L. (99.9% of outstanding stock)	Uruguay
Altisource Holdings, LLC	Delaware
Altisource Outsourcing Solutions S.R.L. (0.01% of outstanding stock)	Uruguay
The Mortgage Partnership of America, LLC	Missouri